GAIN Capital Announces Monthly Metrics for September 2019

BEDMINSTER, N.J., October 7, 2019/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of September 2019.

	Sept-19	Aug-19	Sept-18	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$151.5	$175.8	$149.6	(13.8)%	1.3%
OTC Average Daily Volume	$7.2	$8.0	$7.5	(10.0)%	(4.0)%
12 Month Trailing Active OTC Accounts(2)	118,751	117,103	129,182	1.4%	(8.1)%
3 Month Trailing Active OTC Accounts(2)	72,909	71,243	71,597	2.3%	1.8%

Futures Segment
Number of Futures Contracts	603,382	797,472	554,687	(24.3)%	8.8%
Futures Average Daily Contracts	30,169	36,249	29,194	(16.8)%	3.3%
12 Month Trailing Active Futures Accounts(2)	7,406	7,451	7,550	(0.6)%	(1.9)%
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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period. For the quarter, indirect volume represented 21% of total retail OTC trading volume.

Management Commentary
“Increased volatility in US equity markets helped our Futures segment achieve its second highest quarterly average daily contracts for the past 2 years, up 24% over the prior year, with revenue per contract for the quarter of approximately $4.59. Meanwhile quieter conditions elsewhere saw Retail volumes similar to Q2 while revenue capture was more consistent with our long term average at approximately $114 per million.” stated Glenn Stevens, CEO of GAIN Capital.

“Our key client metrics continue to respond positively to our organic growth initiatives, with new direct accounts improving for a fifth consecutive quarter, almost doubling over Q3 2018 levels and growing 32% sequentially, from a similar level of marketing spend to Q2. In addition, trailing 3 month direct active accounts have increased for a third consecutive quarter, and are now approximately 10% above post ESMA levels. This continued growing interest from new customers leaves us well positioned to capitalize on increased volatility upon the return of more normal market conditions,” continued Mr. Stevens.

Share Count and Tax Rate Assumption Update
The Company estimates its weighted-average common shares outstanding for the third quarter 2019 to be approximately 37.4 million shares. The year to date tax rate is estimated to be approximately 16.5% on a normalized basis.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Forward-Looking Statements

In addition to historical information, this release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 11, 2019, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital's systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact
Lauren Tarola Scott, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com